Exhibit 23(b)




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INDEPENDENT AUDITORS' CONSENT
We consent to the use in this Post Effective Amendment No. 2 to Registration Statement No. 333-25269 of First Great-West Life & Annuity Insurance Company of our reports on the financial statements of First Great-West Life & Annuity Insurance Company dated January 25, 1999 and on the financial statements of Variable Annuity-1 Series Account of First Great-West Life & Annuity Insurance Company dated March 25, 1999 appearing in the Prospectus, which is part of such registration statement, and to the reference to us under the heading "Experts" in such Prospectus.


/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Denver, Colorado
March 31, 1999